UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 36th Floor

New York, New York 10022

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (612) 629-2500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):

Not applicable

Securities registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on February 10, 2011 by Two Harbors Investment Corp. (the “Registrant”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s common stock to reflect a reverse stock split.

Item 1. Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Registrant’s Common Stock became effective on November 1, 2017 (the “Effective Time”).  Pursuant to the Reverse Stock Split, every two (2) shares of common stock, par value $0.01 per share (the “Common Stock”), which were issued and outstanding immediately prior to the Effective Time were automatically converted into one (1) issued and outstanding share of Common Stock and the number of authorized shares of Common Stock that the Company is authorized to issue was reduced from 900,000,000 to 450,000,000.  No fractional shares of Common Stock were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock received cash payment in lieu of such fractional shares.  After the Reverse Stock Split, the Company’s Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares.  The number of authorized shares of preferred stock that the Company is authorized to issue remains unchanged at 50,000,000 shares.

Item 2. Exhibits.

Exhibit No.	Description

3.1

Articles of Amendment to the Charter of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).

3.2

Articles of Amendment to the Charter of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2017).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TWO HARBORS INVESTMENT CORP.

Date: November 2, 2017	By:	/s/ Brad Farrell
Name: Brad Farrell
Title: Chief Financial Officer

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